EXHIBIT 99.1

CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2002

Overview

Clayton Williams Energy, Inc. and its subsidiaries (the “Company”) has prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast the Company’s operating results for each quarter during the Company’s fiscal year ending December 31, 2002.  These estimates are based on information available to the Company as of the date of this filing, and actual results may vary materially from these estimates.  The Company does not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that the Company believes are reasonable.  Until the Company’s results of operations for this period have been finally compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the unpredictable nature of the Company’s exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by the Company with the Securities and Exchange Commission.

As a matter of policy, the Company does not attempt to predict:

(a)                      production which may be obtained through future exploratory drilling;

(b)                     dry hole and abandonment costs that may result from future exploratory drilling;

(c)                      the effects of Statement of Financial Accounting Standards No 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”); and

(d)                     gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance.

Currently, the Company plans to spend approximately $51.8 million on exploration and development activities during 2002, of which $25.2 million was spent during the six months ended June 30, 2002.  Substantially all (approximately 95%) of the 2002 projected expenditures relate to exploratory prospects.  The Company has made significant changes in its estimates of planned expenditures since the previous report.  Current estimates have been revised downward 14% from $59.9 million to $51.8 million due primarily to delays in scheduled drilling activities in south Louisiana.  A portion of the $14.2 million decrease in planned expenditures for south Louisiana was offset by the addition of $7.2 million related to an exploration program in the Black Warrior Basin of Mississippi.  Exploratory prospects involve a higher degree of risk than development prospects, but may also offer a higher reserve potential and rate of return on investment.  Actual levels of oil and gas production and exploration costs, when ultimately reported, may be materially affected by future exploratory drilling results.

In July 2002, the Company acquired 100% working interest in the Romere Pass Unit in Plaquemines Parish, Louisiana for total consideration of $22 million.  Also, the Company sold its interest in certain producing wells in Wharton County, Texas, effective July 1, 2002, for $3.2 million, resulting in a gain of approximately $1.7 million to be realized during the third quarter of 2002.  The accompanying guidance information gives effect to these transactions.

Summary of Estimates

The following table sets forth certain estimates being used by the Company to model its anticipated results of operations for each quarter during the fiscal year ending December 31, 2002.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.

	Year Ending December 31, 2002
	Actual First Quarter	Actual Second Quarter		Estimated Third Quarter		Estimated Fourth Quarter
	(Dollars in thousands, except per unit data)
Average Daily Production:
Gas (Mcf)	33,456	37,099	50,000	to 54,000	57,000	to 61,000
Oil (Bbls)	4,711	4,330	4,250	to 4,450	3,950	to 4,150
Natural gas liquids (Bbls)	556	692	375	to 475	350	to 450
Total gas equivalents (Mcfe)	65,058	67,231	77,750	to 83,550	82,800	to 88,600

Differentials:
Gas ($/Mcf)	$(.15)	$(.21)	$(.20)		$(.20)
Oil ($/Bbl)	$(1.45)	$(1.50)	$(1.50)		$(1.50)
Natural gas liquids ($/Bbl)	$(10.74)	$(12.57)	$(12.00)		$(12.00)

Costs Variable by Production ($/Mcfe):
Lease operating expenses (including production taxes)	$.88	$.79	$.73	to $.90	$.71	to $.88
DD&A — Oil and gas properties	$1.15	$1.05	$1.06	to $1.23	$1.08	to $1.25

Other Revenues (Expenses):
Natural gas services:
Revenues	$1,199	$1,418	$1,150	to $1,250	$1,150	to $1,250
Operating costs	$(994)	$(1,181)	$(1,050)	to $(1,150)	$(1,050)	to $(1,150)
Exploration costs:
Abandonments and impairments	$(6,229)	$(2,514)	$(500)	to $(1,500)	$(500)	to $(1,500)
Seismic and other	$(1,708)	$(1,902)	$(750)	to $(1,250)	$(750)	to $(1,250)
DD&A — Other	$(338)	$(337)	$(325)	to $(375)	$(325)	to $(375)
General and administrative	$(1,875)	$(1,948)	$(2,150)	to $(2,450)	$(2,250)	to $(2,450)
Interest expense	$(961)	$(891)	$(1,100)	to $(1,300)	$(1,150)	to $(1,350)
Gain of sale of Wharton County Properties	—	—	$1,700		—

Income Tax Rate:
Current	0%	0%	0%		0%
Deferred	36%	33%	35%		35%

Weighted Average Shares Outstanding (in thousands):
Basic	9,211	9,236	9,200	to 9,300	9,200	to 9,300
Diluted	9,335	9,375	9,350	to 9,550	9,350	to 9,550

Capital Expenditures

The Company presently plans to spend approximately $51.8 million on exploration and development activities during 2002, substantially all of which relate to exploratory prospects.  The following summarizes the Company’s planned expenditures by area for 2002.

	Actual Expenditures Six Months Ended June 30, 2002	Planned Expenditures Year Ended December 31, 2002	Percentage of Total
	(In thousands)

South Louisiana	$11,100	$27,500	53%
Cotton Valley Reef Complex	4,300	9,200	18%
Mississippi	5,400	7,200	14%
West Texas	2,000	2,500	5%
Austin Chalk (Trend)	1,100	2,400	4%
Other	1,300	3,000	6%
	$25,200	$51,800	100%

In addition to the exploration and development expenditures in the preceding table, the Company purchased a 100% working interest in the Romere Pass Unit in south Louisiana for total consideration of $22 million.

Actual expenditures during 2002 may be substantially higher or lower than these estimates as the Company’s exploration and development plans change throughout the year.  The Company does not attempt to forecast its success rate on exploratory drilling.  Accordingly, these current estimates do not include any costs that may be incurred to complete successful exploratory wells and construct the required production facilities for such wells.  In addition, the Company is actively searching for other opportunities to grow its oil and gas reserve base, including the evaluation of new prospects for exploratory and developmental drilling activities and potential acquisitions of proved oil and gas reserves.  Other factors, such as prevailing product prices and the availability of adequate capital resources, may also have an impact on the ultimate level of expenditures during 2002.  To the extent the Company completes successful exploratory wells, commits to additional exploratory and developmental prospects, and acquires proved oil and gas properties, the Company’s capital expenditures for 2002 will increase.

Supplementary Information

Oil and Gas Production

The following table summarizes, by area, the Company’s actual and estimated daily net production for each quarter during the year ending December 31, 2002.  Estimates for the third and fourth quarters of 2002 represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2002
	Actual First Quarter	Actual Second Quarter	Estimated Third Quarter	Estimated Fourth Quarter

Gas (Mcf):
Austin Chalk (Trend)	4,008	3,820	3,163	2,935
Cotton Valley Reef Complex	21,941	23,029	28,936	26,696
Louisiana	2,006	4,545	15,021	25,021
New Mexico/West Texas	1,631	2,029	1,543	1,435
Other	3,870	3,676	3,337	2,913
	33,456	37,099	52,000	59,000

Oil (Bbls):
Austin Chalk (Trend)	3,776	3,435	3,079	2,843
Louisiana	83	87	489	511
New Mexico/West Texas	822	756	652	598
Other	30	52	130	98
	4,711	4,330	4,350	4,050

Natural Gas Liquids (Bbls):
Austin Chalk (Trend)	418	532	327	302
New Mexico/West Texas	138	151	98	98
Other	—	9	—	—
	556	692	425	400

Since the last report, the Company has modified its third and fourth quarter production estimates to give effect to well performance and timing of completions.  In south Louisiana, the Delta Duck #2 commenced production in June 2002.  The State Lease 16850 #1 is now expected to commence production in September 2002, and the Timalot #1 is expected to commence production in October 2002.  First production on the State Lease 16710 #1 and the Calvin Encalade #1 continues to be planned for January 2003.

In addition, the south Louisiana volumes set forth above include net daily production from the recently acquired Romere Pass Unit, as follows:

	Third Quarter	Fourth Quarter

Gas (Mcf)	4,793	4,946
Oil (Bbls)	402	380

Accounting for Derivatives

The following summarizes information concerning the Company’s net positions in open commodity derivatives as of June 30, 2002, plus positions entered into subsequent to June 30, 2002.

	Oil Swaps		Gas Swaps
	Bbls	Average Price	MMBtu	Average Price
Production Period:
3rd Quarter 2002	280,000	$25.68	3,880,000	$3.05
4th Quarter 2002	330,000	$25.63	3,950,000	$3.43
1st Quarter 2003	240,000	$25.33	3,355,000	$3.48
2nd Quarter 2003	240,000	$24.67	3,165,000	$3.33
3rd Quarter 2003	120,000	$24.20	1,810,000	$3.58
4th Quarter 2003	80,000	$24.20	1,720,000	$3.80
	1,290,000	$25.18	17,880,000	$3.39